ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BRIGHT MOUNTAIN MEDIA, INC.
Pursuant to Section 607.1002 of the Florida Business Corporation Act of the State of Florida (the "FCBA"), the undersigned Chief Financial Officer of Bright Mountain Media, Inc. (the "Corporation") a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P10000030881,does hereby certify:

FIRST:        The Board of Directors approved the following amendment to the Corporation's Amended and Restated Articles of Incorporation at a meeting of the Board of Directors held on September 15, 2016. In accordance with the provisions of Section 607.l 002(9) of the FBCA, the following amendment was adopted without shareholder consent.

SECOND:    Article V of the Corporation's Amended and Restated Articles of Incorporation is hereby deleted in its entity and replaced with the following:
ARTICLE V - BOARD OF DIRECTORS
The Board of Directors shall consist of at least (1) member. The number of directors constituting the Board may be fixed from time to time as provided in the Bylaws of the Corporation. All corporate powers exercised by or under the authority of, and the business and affairs of the Corporation, shall be managed under the direction of the Board of Directors. Members of the Board of Directors must be natural persons who are at least 18 years of age but not need be residents of Florida or shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned duly authorized officer has executed these Articles of Amendment as of September 16, 2016.